Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Grupo Vasconia, S.A.B.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-265931, 333-105382, 333-146017, 333-162734, 333-186208, 333-208961, 333-221613, 333-226666, 333-239539 and 333-280493) of Lifetime Brands, Inc. of our report dated March 12, 2024 relating to the consolidated financial statements (not presented separately therein) of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) included in the December 31, 2023 annual report on Form 10-K of Lifetime Brands, Inc. Our report contains an explanatory paragraph related to the Company’s ability to continue as a going concern.

Our report dated March 12, 2024 contains an explanatory paragraph that states that International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 23 to the consolidated financial statements of the Company.

Castillo Miranda y Compañía, S.C. (BDO Mexico)

/s/ C.P.C. Carlos Enrique Charraga Sanchez
C.P.C. Carlos Enrique Charraga Sanchez
Partner
Mexico City, Mexico
March 12, 2026